EXHIBIT 10.19

SIXTH AMENDMENT TO THE
NEWELL RUBBERMAID INC.
2008 DEFERRED COMPENSATION PLAN

THIS SIXTH AMENDMENT (this “Amendment”) to the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, as amended and restated as of January 1, 2013, and most recently amended by the Fifth Amendment effective August 10, 2022 (the “Plan”), is made by Newell Brands Inc. (the “Company”) effective as of the dates set forth below. All capitalized terms used but not defined herein shall have the same meanings set forth in the Plan.
WITNESSETH:
WHEREAS, the Company currently sponsors and maintains the Plan (“Plan”) to provide certain eligible employees and directors with the opportunity to defer portions of their director fees, base salary, and incentive compensation in accordance with the provisions of the Plan;
WHEREAS, under Section 8.1 of the Plan, the Company has reserved the right to freeze, terminate and amend the Plan, in whole or in part, at any time by action of the Board of Directors of the Company (the “Board”);
WHEREAS, the Board has determined it is appropriate to amend the Plan effective November 14, 2025, to prohibit the exchange or investment of deferred Director Fees in an account measured on Common Stock of the Company, and, effective January 1, 2026, to (i) freeze participation of Eligible Employees, (ii) remove evergreen Deferral Elections, (iii) allow an In-Service Date election for Director Fees only, (iv) clarify that provisions related to lump sum distributions for separations of service before the age of 55 shall not apply to deferrals made on or after January 1, 2026, (v) to require annual elections relating to Retirement and In-Service Sub-Account payment elections, and (vi) clarify that Subsequent Payment Elections shall not be allowed for deferrals made on or after January 1, 2026; and
WHEREAS, the Board has approved this Amendment.
NOW, THEREFORE, the Company hereby amends the Plan as set forth herein to be effective as of the effective dates set forth below.
1.Effective January 1, 2026, the preamble to the Plan is amended to add the following language at the end thereof:

“Effective for Base Salary and Incentive Compensation earned for calendar years beginning on and after January 1, 2026, the Company froze the Plan as to further participation by Eligible Employees. Any “amounts deferred” (within the meaning of Section 409A of the Code) by such Eligible Employees in taxable years prior to January 1, 2026, shall be governed by the Plan as in effect on December 31, 2025, except as may otherwise be provided herein. Beginning January 1, 2026, only Directors will be eligible to enroll in the Plan or enter into a Deferral Election.”

2.Effective January 1, 2026, the definition of “Account” is amended to add the following language to the end thereof:

“The Committee shall in its discretion separately account for contributions within each Sub-Account based on when such amounts are deferred or contributed into the Plan or on such other basis as the Committee deems necessary and appropriate for the proper administration of the Plan.”

3.Effective January 1, 2026, the definition of “Newly Eligible Participant” is amended to add the following language to the end thereof:

“Notwithstanding the foregoing, no Eligible Employees will be considered a “Newly Eligible Participant” for any calendar year that begins on or after January 1, 2026.”

4.Effective January 1, 2026, Section 2.1 of the Plan is amended to add the following language at the end thereof:

“Notwithstanding the foregoing, no Eligible Employees will be selected for participation in the Plan or allowed to make a Deferral Election with respect to any Base Salary or Incentive Compensation earned for any calendar year that begins on or after January 1, 2026.”

5.Effective January 1, 2026, Section 2.3(a) of the Plan is amended to add the following language to the end thereof:
“For Newly Eligible Participants on and after January 1, 2026, the Commencement Date may not be later than September 30 of any calendar year. If a Newly Eligible Participant has not satisfied the applicable enrollment and eligibility requirements of Section 2.2 and Section 3.1 respectively by September 30 of any calendar year, such individual’s Commencement Date shall be January 1 of the next following calendar year.”
6.Effective January 1, 2026, Section 3.2 of the Plan is amended to be replaced, in its entirety, as follows:

“Section 3.2 Annual Deferral Elections. Unless Section 3.1 applies, each Director may elect to defer Director Fees, as the case may be, by filing a Deferral Election with the Committee. The Deferral Election with respect to Director Fees must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Director Fees would otherwise be earned.”

7.Effective January 1, 2026, Section 3.4(a)(i) of the Plan is amended to be replaced, in its entirety, as follows:

“(i) Allocation to Sub-Accounts. The Deferral Election shall contain the Participant’s allocation of deferrals of Base Salary, Incentive Compensation and/or Director Fees among a Retirement Sub-Account and, to the extent permitted by the Committee from time to time, one or more In-Service Sub-Accounts. A Participant may designate, on the first Deferral Election that he delivers to the Committee in which deferrals of Base Salary, Incentive Compensation or Director Fees are credited to an In-Service Sub-Account, the year in which payments will commence to be paid from that Sub-Account, which year must be at least two years after the year in which such Deferral Election becomes irrevocable. Prior to January 1, 2026, the year designated on that first Deferral Election will apply to all amounts credited to that In-Service Sub-Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with the rules of Section 6.1(c). On and after January 1, 2026, each Deferral Election must designate the allocation of deferrals of Incentive Compensation and/or Director Fees among a Retirement Sub-Account and, to the extent permitted by the Committee from time to time, one or more In-Service Sub-Accounts. A Participant shall not be entitled to allocate deferrals of Base Salary, Incentive Compensation and/or Director Fees to the Company Contribution Sub-Account.”

8.Effective January 1, 2026, Section 3.4(b)(ii) of the Plan is amended to be replaced, in its entirety, as follows:

“(ii) In-Service Sub-Account. A Participant may elect, on the first Deferral Election that he delivers to the Committee in which deferrals of Base Salary, Incentive Compensation or Director Fees are credited to an In-Service Sub-Account, to receive the In Service Sub-Account in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding five years, with a two-year minimum deferral period applicable to each annual installment. Prior to January 1, 2026, the form of payment designated on that first Deferral Election will apply to all Base Salary, Incentive Compensation or Director Fees credited to that In-Service Sub-Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with the rules of Section 6.1(c). A Participant may choose different forms of payment for each separate In-Service Sub-Account in accordance with this Section 3.4(b). Beginning January 1, 2026, only Director Fees may be directed to the In-Service Sub-Account and the Participant must designate on each Deferral Election to receive the In-Service Sub-Account attributable to the Directors Fees subject to such Deferral Election in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding five years, with a two-year minimum deferral period applicable to each annual installment.”

9.Effective January 1, 2026, Section 3.5 of the Plan is amended to replace, in its entirety, Subsection (a) with a new Subsection (a) as follows:

“(a) Duration. Once irrevocable, a Deferral Election shall only be effective for the calendar year or Performance Period with respect to which such election was timely filed with the Committee. Except as provided in Section 3.4(b), a Deferral Election, once irrevocable, cannot be cancelled during a calendar year or Performance Period.”

10.Effective November 14, 2025, Article V of the Plan is amended to add the following language to the end thereof:

“Notwithstanding the foregoing, effective November 14, 2025, no Directors Fees shall be deemed invested or exchanged into a hypothetical investment account measured on Company Stock.”

11.Effective January 1, 2026, Section 6.1 of the Plan is amended to replace, in its entirety, Subsection (a) with a new Subsection (a) as follows”:

“(a) Retirement Sub-Account; Company Contribution Sub-Account. The amounts credited to a Participant’s Retirement Sub-Account and the vested amounts credited to a Participant’s Company Contribution Sub-Account shall commence to be paid in the calendar year next following the calendar year of the Participant’s Separation from Service in accordance with the following rules: (i) if the Separation from Service occurs on or after January 1 of a calendar year but before July 1 of the year, then payment shall commence on the first business day of January of the calendar year next following the calendar year in which the Separation from Service occurs; and (ii) if the Separation from Service occurs on or after July 1 of a calendar year, then payment shall commence on the first business day of July of the calendar year next following the calendar year in which the Separation from Service occurs. Distributions shall process semi-annually, on January 1 and July 1 of each calendar year. If a Participant Separates from Service on or after attaining age 55, then the amounts credited to his Retirement Sub-Account shall be paid in the form of payment selected by the Participant in accordance with Section 3.4(b) and the vested amounts credited to the Company Contribution Sub-Account shall be paid in the form of payment selected by the Participant in accordance with Section 4.2 (or, with respect to Post-2008 Participants, in a single lump sum as provided in Section 4.2(d), but only with respect to amounts deferred under the Plan prior to January 1, 2026). Subject to Section 6.2, the Committee has the discretion to establish administrative procedures for designating the date within the applicable calendar year upon which payments shall commence.”
12.Effective January 1, 2026, Section 6.1 of the Plan is amended to add a new clause (v) to Subsection (c) as follows:

“(v) Subsequent Payment Elections after January 1, 2026. The Subsequent Payment Election described in this Section 6.1 shall not apply to Director Fees that are deferred under the Plan in calendar years beginning on and after January 1, 2026.”

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized representative.

Newell Brands Inc.
By:	/s/ Bradford R. Turner
Title:	Chief Legal and Administrative Officer